Exhibit 99.1

Noodles & Company Announces Departure of President, Chief Operating Officer
Responsibilities to be Reallocated within Organization

BROOMFIELD, Colo. - June 22, 2015 (Global Newswire) - Noodles & Company ("Noodles" or the "Company") (NASDAQ: NDLS) today announced the resignation of Keith Kinsey, President and Chief Operating Officer, effective July 1, 2015, to become the Chief Executive Officer of a casual dining restaurant company. Upon Mr. Kinsey’s resignation, his responsibilities will be reallocated among current members of management. Mr. Kinsey will also resign his position as a member of the Company’s board of directors.

“On behalf of the entire Noodles & Company team, I would like to thank Keith for his numerous contributions to our organization,” said Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. “Since joining Noodles in 2005, Keith’s efforts have positively impacted all facets of our operations and his presence on our Board has supplied additional leadership towards the growth of our company. His presence has strengthened our organization for the opportunities we have ahead of us. I have known and worked with Keith much of the past 30 years. I value his friendship, integrity and partnership. My absolutely best wishes are for him in this next stage of his journey.”
Mr. Kinsey stated, “During the last decade, I am proud of the numerous personal and professional achievements as we have built Noodles & Company into a national brand. I look forward to watching the Company’s continued success.”
Mr. Kinsey has served as President since July 2012 and Chief Operating Officer since November 2007. He also served as Chief Financial Officer from July 2005 to July 2012. Mr. Kinsey became a member of the board of directors in November 2008.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 455 locations system-wide in 33 states and the District of Columbia as of March 31, 2015. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.